Exhibit 5.1

[                     ] , 2004

AmeriPath, Inc.

7289 Garden Road, Suite 200

Riviera Beach, Florida 33404

Re:                               Registration Statement on Form S-4

SEC File No. 333-

Ladies and Gentlemen:

We have acted as counsel to AmeriPath, Inc.,  a Delaware corporation (the “Issuer”) in connection with the Registration Statement on Form S-4 (File No. 333-            ) (the “Registration Statement”) filed by the Issuer and the subsidiary guarantors listed on Schedule I  (the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement includes a prospectus (the “Prospectus”) which provides for the issuance by the Issuer in an exchange offer (the “Exchange Offer”) of $75,000,000 aggregate principal amount of 10.50% Senior Subordinated Notes due 2013 (the “Exchange Notes”).  The Exchange Notes will be offered by the Issuer in exchange for a like principal amount of the Issuer's outstanding 10.50% Senior Subordinated Notes due 2013 (the “Original Notes”).  The Exchange Notes are to be issued pursuant to an Indenture, dated as of March 27, 2003 (as amended, supplemented or modified through the date hereof, the “Indenture”), among the Issuer, the Guarantors and U.S. Bank, National Association, as trustee (the “Trustee”).  Payment of the Exchange Notes will be guaranteed by the Guarantors pursuant to Article 11 of the Indenture and evidenced by a Notation of Guarantee attached to the Exchange Notes (the “Guarantees”).

In connection with this opinion, we have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement.  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of documents and records and have made investigation of fact and examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein.  In conducting our investigation, we have relied, without independent verification, on the accuracy of certificates of public officials, officers and representatives of the Issuer, the Guarantors and other appropriate persons.

In rendering the opinions set forth below, we have assumed that the Indenture is the valid and binding obligation of the Trustee.

We have assumed further that each of the Guarantors (a) is validly existing under the laws of its jurisdiction of organization, (b) has the power and authority to execute and deliver the Indenture, the Exchange Notes and the Guarantees and to perform its obligations thereunder and (c) has duly authorized, executed and delivered the Indenture and has duly authorized the Exchange Notes and the Guarantees.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.                              When the Exchange Notes have been duly executed, authenticated and issued in accordance with the provisions of the Indenture and have been delivered against receipt of the Original Notes surrendered in exchange therefor upon completion of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

2.                              When the Exchange Notes have been duly executed, authenticated and issued in accordance with the provisions of the Indenture and have been delivered against receipt of the Original Notes surrendered in exchange therefor upon completion of the Exchange Offer, and the Guarantees have been duly executed, delivered and attached to the Exchange Notes in accordance with the provisions of the Indenture, the Guarantees will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and secured parties, and (ii) general principles of equity.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the Prospectus.  By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

Ropes & Gray LLP

SCHEDULE I

Name of Subsidiary
3-Gen Diagnostic Laboratories, Inc.
A. Bernard Ackerman, M.D., Dermatopathology, P.C.
AmeriPath 5.01(a) Corporation
AmeriPath Cincinnati, Inc.
AmeriPath Cleveland, Inc.
AmeriPath Consolidated Labs, Inc.
AmeriPath Consulting Pathology Services, P.A.
AmeriPath Florida, LLC
AmeriPath Indemnity, Ltd.
AmeriPath Indiana, LLC
AmeriPath Indianapolis, LLC
AmeriPath Kentucky, Inc.
AmeriPath Lubbock 5.01(a) Corporation
AmeriPath Marketing USA, Inc.
AmeriPath Michigan, Inc.
AmeriPath Milwaukee, S.C.
AmeriPath Mississippi, Inc.
AmeriPath New England, Inc.
AmeriPath New York, LLC
AmeriPath North Carolina, Inc.
AmeriPath Ohio, Inc.

Name of Subsidiary
AmeriPath PAT 5.01(a) Corporation
AmeriPath PCC, Inc.
AmeriPath Pennsylvania, LLC
AmeriPath Philadelphia, Inc.
AmeriPath Pittsburgh, P.C.
AmeriPath San Antonio 5.01(a) Corporation
AmeriPath SC, Inc.
AmeriPath Severance 5.01(a) Corporation
AmeriPath Texas, LP
AmeriPath Youngstown Labs, Inc.
AmeriPath Youngstown, Inc.
AmeriPath, LLC
AmeriPath Wisconsin, LLC
Anatomic Pathology Services, Inc.
API No. 2., LLC
Arizona Pathology Group, Inc.
Arlington Pathology Association 5.01(a) Corporation
Colorado Diagnostic Laboratory, LLC
Colorado Pathology Consultants, P.C.
Columbus Pathology Associates

Name of Subsidiary
Consulting Pathologists of Pennsylvania, P.C.
CPA I, Inc.
CPA II, Inc.
Dermatopathology of Wisconsin, S.C.
Dermatopathology Services, Inc.
DFW 5.01(a) Corporation
Diagnostic Pathology Management Services, LLC
Diagnostic Pathology Services, P.C.
Institute for Dermatopathology, P.C.
J.J. Humes, M.D. and Associates/AmeriPath, P.C.
Jeffrey R. Light, M.D., Inc.
Kailash B. Sharma, M.D., Inc.
Kilpatrick Pathology, P.A.
NAPA 5.01(a) Corporation
Nuclear Medicine and Pathology Associates
Ocmulgee Medical Pathology Association, Inc.
O'Quinn Medical Pathology Association, LLC
Palms of Pasadena Pathology, Inc.
PCA of Columbus, Inc.
PCA of Denver, Inc.
PCA of Los Gatos, Inc.

Name of Subsidiary
PCA of Memphis, Inc.
PCA of Nashville, Inc.
PCA of St. Louis II, Inc.
PCA Southeast II, Inc.
Peter G. Klacsmann, M.D., Inc.
Regional Pathology Consultants, LLC
Rocky Mountain Pathology, L.L.C.
Sharon G. Daspit, M.D., Inc.
Shoals Pathology Associates, Inc.
Simpson Pathology 5.01(a) Corporation
Southwest Diagnostic Laboratories, P.C.
Strigen, Inc.
TID Acquisition Corp.
Tulsa Diagnostics, P.C.
TXAR 5.01(a) Corporation